EMPLOYMENT AGREEMENT


                                 ROBERT REYNOLDS

                                     PARTIES

            This Employment Agreement (this "Agreement") effective as of January 1, 1997, but dated as of January 29, 1999, is entered into by and between Weider Nutrition Group, Inc., a Utah corporation with offices at 2002 South 5070 West, Salt Lake City, Utah 84104-4836 (the "Company") and Robert Reynolds residing at 546 E. 800 S., Centerville, Utah, 84014 ("Executive").


                               TERMS OF AGREEMENT

            In consideration of the mutual covenants in this Agreement, the parties agree as follows:

            1. DEFINITIONS. For purposes of this Agreement, the terms listed below shall be defined as indicated.

                  AFFILIATE: A domestic or foreign business entity controlled by, controlling, under common control with, or in joint venture with, the Company.

                  ANNUAL BONUS:  See Section 3.2.

                  BASE SALARY:  See Section 3.1.

                  BOARD:  The Board of Directors of the Company.

                  CONFIDENTIAL INFORMATION: All secret proprietary information of the Company and its Affiliates, not otherwise publicly disclosed, whether or not discovered or developed by Executive, known by Executive as a consequence of Executive's employment with the Company at any time (including prior to the commencement of this Agreement) as an employee or agent. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Affiliates; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) manufacturing methods; (j) quality control information; (k) inventory techniques; (l) employee information; any of which information is not generally known in the industries in which the Company and its Affiliates are conducting business or shall at any time during Executive's Employment conduct business including (without limitation) the nutraceutical industry. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Affiliates, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company and its Affiliates as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.

                  CLOSING PRICE: The closing price, as reported in the Wall Street Journal, of a share of Common Stock (or any successor Company's equivalent shares) on the principal exchange on which such shares are traded (currently the New York Stock Exchange), subject to equitable adjustment for stock splits, recapitalizations or similar transactions including stock received or exchanged on any merger, consolidation or similar event.

                  COMMON STOCK: Class A common stock of Company.

                  DEVELOPMENTS: Those discoveries, inventions, improvements, advances, methods, practices and techniques, concepts and ideas, whether or not patentable, relating to or arising out of Executive's employment activities with the Company and/or the Products.

                  EMPLOYMENT PERIOD: The period from the date of this Agreement through May 31, 2000, except as terminated earlier or extended as provided in this Agreement.

                  FINAL TERMINATION: The later of termination of Executive's services as employee or consultant, or termination of any post-employment payments provided in this Agreement.

                  INVENTIONS: Those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Affiliates, which such activities and Products and Services are known to Executive by virtue of Executive's employment with the Company and its Affiliates.

                  PRODUCTS AND SERVICES: All products or services sold, rented, leased, rendered or otherwise made available to its customers by the Company and its Affiliates, or otherwise the subject of the business of the Company and its Affiliates.

            2. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Executive hereby accepts employment initially as the Chief Operating Officer and Executive Vice President of the Company and agrees to perform to the best of Executive's ability, experience and talent those acts and duties and to furnish those services to the Company and its Affiliates in connection with and related to such position as the Company's Board of Directors shall from time to time direct, provided such acts and directives are consistent with the duties of an executive officer. Executive shall use Executive's best and most diligent efforts to promote the interests of the Company and its Affiliates.

            During the Employment Period, Executive's principal place of employment shall be located at the Company's principal place of business or principal executive office, wherever located as designated from time-to-time by the Board so long as such location is within the Salt

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Lake, Utah metropolitan area. Executive shall be provided with secretarial services, an office and similar support services and facilitates as appropriate to Executive's position and responsibilities and of at least substantially the same quality as provided to Executive on the effective date of this Agreement.

            3.    COMPENSATION AND BENEFITS; DISABILITY.

                  3.1. SALARY. During the Employment Period, the Company shall pay Executive a Base Salary specified below payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions:

              1/1/97 to 5/31/97                          $ 95,834
              6/1/97 to 5/31/98                          $250,000
              6/1/98 to 5/31/99                          $275,000
              6/1/99 to 5/31/00                          $300,000


            The rate of annual Base Salary for the one year period beginning each subsequent June 1 shall be $25,000 higher than for the immediately preceding period (E.G. the annual Base Salary rate for the one year period commencing June 1, 2000 shall be $325,000).

                  3.2. ANNUAL BONUS. In addition to Executive's Base Salary, during the Employment Period Executive shall be eligible to participate in a Bonus Plan established by the Board or the Board's Compensation Committee for senior executives. The Bonus Plan will correspond to the Company's fiscal year and payments under the Bonus Plan shall be paid to Executive within 120 days after the end of the Company's fiscal year.

                  3.3. MAXIMUM BONUS. The Bonus for any fiscal year shall be limited to 150% of Executive's Base Salary for that year.

                  3.4. STOCK OPTIONS. Executive has been granted the options to purchase shares of Common Stock specified on Schedule 3.4.

                  3.5. OTHER BENEFITS. Executive shall be entitled, during the Employment Period, to participate, in any pension, life insurance, health insurance or hospital plans or other fringe benefits or benefit plans presently in effect and hereafter maintained by the Company for senior executives.

                  3.6. VACATION. Executive may take vacation during each year as shall be consonant with Executive's responsibilities (in the Company's judgment) and with the Company's vacation schedule and policies for senior executives. Executive shall be entitled to such amount of vacation time as is the current Company policy for senior executives.

                  3.7. EXPENSES. Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers

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or receipts therefor, for all authorized expenses properly incurred by Executive on the Company's behalf in the performance of Executive's duties hereunder.

                  3.8. DISALLOWANCES. Any payments made to Executive such as interest or entertainment expenses incurred by Executive, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by Executive to the Company to the full extent of such disallowance. In lieu of payment by Executive, subject to the determination of the Board, proportionate amounts may be withheld from Executive's future compensation payments until the amount owed to the Company has been recovered.

                  3.9.  LOAN.

                  (a) Pursuant to a Note dated June 5, 1997 (the "Loan Date"), as of November 30, 1998 Executive was indebted to Company in the principal amount of $1,362,419 (the "Loan"). As of November 30, 1998 interest in the amount of $137,282.93 had accrued on the Loan. The Loan was made to facilitate payment of Executive's federal income taxes arising from distribution to Executive of vested performance units earned as incentive compensation. The Loan provides for interest at 8% per annum, is payable five years from the Loan Date and is secured by Common Stock owned by Executive. Executive has delivered to Company 330,530 shares of Common Stock to secure the Loan in accordance with the Loan provisions.

                  (b) The Company agrees and covenants that if during the period from the date of termination of Executive's employment hereunder for any reason (including, without limitation, death or disability) through the later of (i) May 31, 2002 and (ii) the maturity date of the Loan (the "Measuring Period") there is no period of 20 consecutive trading days on each of which days the Closing Price equals or exceed $8.00 per share (and, during such period there is no completed tender offer, sale or other transaction pursuant to which Executive may realize an amount equaling or exceeding $8.00 per share), then, on the last day of the Measuring Period the Company shall pay to Executive an amount equal to one-half of the Loan's then outstanding balance of principal and interest. The Company's obligation to make such payment shall terminate on the last day of the first period satisfying the condition of the previous sentence.


            4.    EMPLOYMENT PERIOD.

                  4.1. TERMINATION OF EMPLOYMENT PERIOD. Subject to 4.2, the Employment Period shall continue through May 31, 2000 unless terminated prior to such date by the earliest of (a) Executive's discharge for cause pursuant to
Section 5.1, (b) Executive's discharge without cause pursuant to Section 5.3,
(c) Executive's death or (d) Executive's termination because of disability, pursuant to Section 5.4(b) or (e) termination of this Agreement by Executive pursuant to Section 5.2. In all events, the post employment provisions of
Section 7 shall survive termination of the Employment Period.

                      4.2. EXTENSION OF EMPLOYMENT PERIOD.

                  (a) The Employment Period and this Agreement shall be automatically

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extended for successive additional one year terms following the expiration of the Employment Period, unless either the Company or Executive notifies the other in writing at least 30 days before such expiration that the Employment Period and this Agreement shall not be so extended.

                  (b) If the Company elects not to extend Executive's Employment Period, such non-renewal shall constitute a termination by the Company without cause under Section 5.3.

                  5.    TERMINATION OF EMPLOYMENT.

                  5.1. BY COMPANY FOR CAUSE. The Company may discharge Executive and terminate this Agreement for cause. As used in this Section, "cause" shall mean any one or more than one of the following:

                        (a) Gross or willful misconduct of Executive during (i) the Employment Period or (ii) at any time during Executive's employment by the Company prior to the date of this Agreement if not disclosed prior to that date;
                        (b) Executive's conviction of a fraud or felony during the Employment Period; (c) Failure to follow substantive instructions of the Board; (d) drug or alcohol abuse; or
                        (e) any breach of any of the terms of this Agreement

Upon discharge of Executive for cause, the Company shall be relieved and discharged of all obligations to make payments to Executive which would otherwise be due under this Agreement, except as to Base Salary earned for actual services rendered prior to the date of discharge.

                  5.2. BY EXECUTIVE FOR CAUSE. Executive may terminate this Agreement for cause. As used in this Section 5.2, "cause" shall mean the Company's breach of any of the terms of this Agreement .

                  5.3. BY COMPANY WITHOUT CAUSE. The Company may, on 30 days written notice to Executive, terminate this Agreement without cause at any time during the Employment Period.

                  5.4.  TERMINATION ON EXECUTIVE'S DEATH OR DISABILITY.

                  (a) This Agreement and the Employment Period shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date of the death of Executive, except as to salary earned for actual services rendered prior to the date of the death of Executive.

                  (b) If, during the Employment Period, Executive shall become ill, disabled, or otherwise incapacitated so as to be unable regularly to perform Executive's usual duties for a period in excess of 180 total days during any consecutive 12 months, then the

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
Company shall have the right to terminate this Agreement on 10 days' notice to Executive. In the event of the termination of the employment of Executive as a result thereof, notwithstanding the termination of the Employment Period, Executive's Base Salary and medical benefits for Executive and his spouse shall be paid for one (1) year after such termination, provided, however, that such payments shall be reduced to the extent, if any, that Executive receives disability payments pursuant to an insurance policy maintained by and at the expense of the Company. In the event of disability, Executive reserves all rights of election under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

                  5.5. BY EXECUTIVE WITHOUT CAUSE. Executive may terminate his employment without cause hereunder during the 60 day period following the first anniversary of the Company's filling of the current vacancy in the position of Chief Executive Officer.

            6.    PAYMENTS ON CERTAIN TERMINATIONS.

                  6.1.  SEVERANCE PAYMENTS.

                  (a) Upon a termination of Executive's employment pursuant to Sections 5.2 or 5.3 on or prior to May 31, 2001, the Company shall make payments to Executive, as liquidated damages in lieu of all other claims, of an amount equal to the greater of (i) $750,000 and (ii) two times Executive's Base Salary and Annual Bonus for the prior year. Such amount shall be paid in 24 equal monthly installments. The Company shall have no obligation to make such payments in the event of a breach by Executive of Executive's covenants in Section 7.

                  (b) Upon a termination of Executive's employment pursuant to Sections 5.2 or 5.3 after May 31, 2001, the Company shall make payments to Executive, as liquidated damages in lieu of all other claims, of an amount equal to the greater of (i) $375,000 and (ii) Executive's Base Salary and Annual Bonus for the prior year. Such amount shall be paid in twelve equal monthly installments. The Company shall have no obligation to make such payments in the event of a breach by Executive of Executive's covenants in Section 7.

                  (c) Upon a termination of Executive's employment pursuant to
Section 5.5, and so long as Sections 5.1 and 5.2 do not apply, the Company shall make payments to Executive, as liquidated damages in lieu of all other claims, of an amount equal to the greater of (i) $375,000 and (ii) Executive's Base Salary and Annual Bonus for the prior year. Such amount shall be paid in twelve equal monthly installments. The Company shall have no obligation to make such payments in the event of a breach by Executive of Executive's covenants in
Section 7.

                  6.2. PUT RIGHT. So long as the principal balance on the Loan is at least $100,000, then at any time through the last day of the Measuring Period set forth in Section 3.9(b), Executive (or his estate) shall have the right to give the Company notice (the "Put Notice") that will require the Company to purchase, on a date (the "Put Date") designated by Executive (or his estate) which falls no later than 30 days following the date of the Put Notice, some or all of the shares of Company Stock held by Executive (or his estate) on the Put Date at


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the closing price prevailing on the Put Date on the principal exchange on which such shares are traded (currently the New York Stock Exchange). Company shall pay for such Common Stock within 30 days following the date specified in the Put Notice.

                  6.3. RETIREMENT AGREEMENT. Executive's retirement agreement with Weider Health and Fitness shall be modified to provide that in the event of the termination of his employment Executive shall be fully vested in the benefit thereunder.

            7.    INVENTIONS, CONFIDENTIAL INFORMATION AND RELATED MATTERS.

                  7.1. ASSIGNMENT OF INVENTIONS. All Inventions which are at any time made by Executive, acting alone or in conjunction with others, including those made (a) during Executive's employment under this Agreement, or (b) any extensions or modifications hereof, or (c) if based on or related to any Confidential Information, made by Executive within one year after the termination of such employment or retention, whichever shall occur later, shall be the property of the Company and its Affiliates. Executive agrees that Executive shall, at the cost and expense of the Company and its Affiliates, execute formal application for U.S. and other patents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company and its Affiliates to be necessary or desirable at any time to perfect the full assignment to the Company and its Affiliates of Executive's right and title (if any) to such Inventions.

                  7.2. Restrictions on Use and Disclosure. Except as required by Executive's duties hereunder, Executive shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions without the prior written consent of the Board. Nothing in this Section shall prevent disclosure of information which has been completely disclosed in a published patent or other integrated publication of general circulation, nor shall this Section govern the right to use Inventions for which a patent may have issued.

                  7.3. RETURN OF DOCUMENTS AND MATERIALS. Upon termination of Executive's employment, Executive shall forthwith deliver to the Company all procedural manuals, guides, specifications, formulas, plans, drawings, designs and similar materials, records, notebooks and similar repositories of or containing Confidential Information and Inventions, including all copies, then in Executive's possession or control, whether prepared by Executive or others, as well as all other Company property in Executive's possession or control.

                  7.4. COMPETITIVE ACTIVITIES. From the date hereof and (a) during the term of this Agreement and (b) thereafter until "Final Termination." Executive shall not, without the prior written approval of the Board, directly or indirectly, within the territorial United States, become an employee or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly-traded corporation) or guarantee the debts of, any business organization that competes with the Company in the nutraceutical business. The Company may in its sole discretion give Executive written approval to engage in such activities or render such services after termination of this Agreement if Executive and such prospective firm or business organization gives the Company written


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assurances, satisfactory to the Board in its sole discretion, that the integrity of the Confidential Information, the Inventions and the good will of the Company and its majority owned Affiliates will not be jeopardized by such employment. Executive shall, for a period of 12 months after Final Termination notify the Company of any change in address and identify each subsequent employment or business activity in which Executive shall engage during such 12 months, stating the name and address of the employer or business organization and the nature of Executive's position.

                  7.5. SOLICITATION OF EXECUTIVES. From the date hereof until 24 months after Final Termination, Executive shall not, without the prior written approval of the Board of the Company, directly or indirectly, solicit, raid, entice or induce any person who presently is or at any time during the term hereof shall be an employee of the Company or its majority owned Affiliates and who was or is eligible for a grant under the Company's 1997 Equity Participation Plan or any successor plan, to become employed by any other person, firm or corporation in any business in competition with the Company.

            8. NO OTHER CONTRACTS. Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive's obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive's duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.

            9. NOTICES. Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid. Notices shall be addressed to the parties at the addresses set forth above. Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

            10.   MISCELLANEOUS.

                  10.1. ENTIRE AGREEMENT. Except for the Company's Stock Option Plans pursuant to which Executive has been granted options and the Company's Executive Retirement Plan with Weider Health and Fitness, this Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

                  10.2. AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding or succeeding breach of this Agreement.


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                  10.3. BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties; Executive's rights or obligations under this Agreement may not be assigned by Executive.

                  10.4. HEADINGS. The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  10.5. Governing LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Utah applicable to contracts executed and to be wholly performed within such State. Service of process in any dispute shall be effective (a) upon the Company, if served on any senior officer of the Company;
(b) upon Executive, if served at Executive's residence last known to the Company. Executive acknowledges that breach of Sections 7.1 through 7.5 would entail irreparable injury and that, in addition to the Company's other express and implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely such breach.

                  10.6. FURTHER ASSURANCES. Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

                  10.7. GENDER; SINGULAR/PLURAL. In this Agreement, the use of one gender (e.g., "he", "she" and "it") shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.

                  10.8. SEVERABILITY. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

                  10.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.


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                  10.10.      INDEMNIFICATION.  The Company indemnifies
Executive to the full extent available under the Company's Articles of Incorporation and Bylaws.

                                    EXECUTION

            The parties, intending to be legally bound, executed this Agreement as of the date first above written, whereupon it became effective in accordance with its terms.

Attest:


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Witness                                 By:___________________________________
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